EXHIBIT 5.01

Sears Tower, Suite 5800
233 S. Wacker Dr.
Chicago, Illinois 60606
Tel: +1.312.876.7700 Fax: +1.312.993.9767
www.lw.com

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February 25, 2009
Nicor Inc.
1844 Ferry Road
Naperville, Illinois 60563-9600

Re:	Registration Statement on Form S-3;
750,000 shares of Common Stock, par value
$2.50 per share, under Nicor Inc.’s Amended
and Restated Automatic Dividend Reinvestment and Stock Purchase Plan
Ladies and Gentlemen:
     We have acted as special counsel to Nicor Inc., an Illinois corporation (the “Company”), in connection with the proposed issuance of up to 750,000 shares of common stock, $2.50 par value per share (the “Shares”), pursuant to the Company’s Amended and Restated Automatic Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 25, 2009 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or prospectus forming part of the Registration Statement, other than as expressly stated herein with respect to issuance of the Shares.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of Illinois, and we express no opinion with respect to any other laws.
     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the issue and sale of the Shares have been duly authorized by all necessary corporate action of the Company, and, when the Shares shall have been duly registered on the books of the Company, as administrator of the Plan, in the name or on behalf of the purchasers, or upon execution, issuance and delivery of certificates representing the Shares and notation of such issuance in the stock transfer records of the Company, in either case against payment therefor (not less than par value) in the circumstances contemplated by the Plan, and assuming the Company completes all other actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have

February 25, 2009

assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Business Corporation Act of 1983 of the State of Illinois.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus forming part of the Registration Statement, under the heading “Legal Opinions.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ LATHAM & WATKINS LLP